EXHIBIT 99.1

The Joint Corp. Announces Closing of Follow-On Public Offering of Common Stock

SCOTTSDALE, Ariz., Nov. 25, 2015 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ:JYNT), a national operator, manager and franchisor of chiropractic clinics, today announced the closing of its previously announced underwritten public offering of 2,272,727 shares of its common stock, offered and sold by the Company, at a price to the public of $5.50 per share.

The Joint Corp. has granted the underwriters a 45-day option to purchase up to 340,909 additional shares of common stock to cover over-allotments, if any.

The Company received aggregate gross proceeds from this offering of approximately $12.5 million, before deducting underwriting discounts and commissions and other estimated offering expenses.

Feltl and Company and Maxim Group LLC acted as joint book-running managers for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 19, 2015. This offering was made only by means of a prospectus, final copies of which can be obtained by contacting Feltl and Company, 2100 LaSalle Plaza, 800 LaSalle Ave, Minneapolis, MN 55402, Attention: Prospectus Department, or by telephone at (612) 492-8800; or by e-mail: prospectus@feltl.com, or by contacting Maxim Group LLC by telephone at (212) 895-3695; or by e-mail: syndicate@maximgrp.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CONTACT: Media Contact:
         Marcia Rhodes
         mrhodes@acmarketingpr.com
         480-664-8412, ext. 15

         Investor Contact:
         Peter Vozzo
         peter.vozzo@westwicke.com
         443-213-0505